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                                  EXHIBIT 3.1

                      RESTATED ARTICLES OF INCORPORATION
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                                      OF
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                           IMAGE ENTERTAINMENT, INC.
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                                       I

      The name of this corporation is IMAGE ENTERTAINMENT, INC.


                                      II

      The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                      III

      The corporation is authorized to issue two classes of shares, which shall be designated "Common Stock" and "Preferred Stock" and referred to herein either as Common Stock or Common Shares and Preferred Stock or Preferred Shares, respectively. The total number of shares of Common Stock that this corporation is authorized to issue is 25,000,000, no par value, and the total number of shares of Preferred Stock that this corporation is authorized to issue is 3,365,385, $1.00 par value.


                                      IV

      The Board of Directors of this corporation, without further action by the holders of the outstanding shares of Common Stock or Preferred Stock, if any, may issue the Preferred Stock from time to time in one or more series, may fix the number of shares and the designation of any wholly unissued series of Preferred Stock, may determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series subsequent to the issue of shares of that series.


                                       V

      The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law as
currently or hereafter in effect.   No amendment or repeal of this Article V
shall apply with respect to any act or omission by a director occurring prior to the effective date of such amendment or repeal.
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                                      VI

      The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code), of the corporation, in their capacity as such, through bylaw provisions or by agreement, vote of shareholders or disinterested directors or otherwise, with respect to facts or omissions for which such agents might not otherwise be entitled to indemnification under
Section 317 of the Corporations Code subject to the limits on such indemnification set forth in Section 204 of the Corporations Code. The amendment or repeal of this Article VI shall not apply with respect to any act or omission by a director occurring prior to the effective date of such amendment or repeal.